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                                                                   Exhibit 23.03

INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-81229 on Form S-3 of Adelphia Communications Corporation of our report dated August 4, 1998, with respect to the consolidated balance sheets of Century Communications Corp. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of operations and cash flows for each of the three years in the period ended May 31, 1998, included in the Current Report on Form 8-K, filed June 22, 1999 by Adelphia Communications Corporation, incorporated by reference in this Registration Statement and to our report dated July 29, 1999 (August 26, 1999 as to Note 17), with respect to the consolidated balance sheets of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of operations and cash flows for each of the three years in the period ended May 31, 1999, included in the Current Report on Form 8-K, filed September 9, 1999 by Adelphia Communications Corporation, incorporated by reference in this Registration Statement and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP

   Stamford, Connecticut
   September 28, 1999